Exhibit 2.11

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of February 4, 2019 (the “Effective Date”), is entered into by and between Travis Peak Resources, LLC, a Delaware limited liability company (“Resources”), and TPR Residual Assets, LLC, a Delaware limited liability company (“Residual Holdco”). Resources and Residual Holdco are referred herein from time to time each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Resources owns 37,823,596 shares of common stock of Eclipse Resources Corporation (the “Eclipse Stock”);

WHEREAS, Resources, as the sole member of Residual Holdco, desires to contribute to Residual Holdco all of Resources’ right, title and interest in and to the Eclipse Stock, in exchange for a 100% membership interest in Residual Holdco.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENTS

1.    Eclipse Stock Contribution. Effective as of 12:01 a.m. (Central Time) on the Effective Date (the “Effective Time”), (a) Resources hereby contributes, conveys, assigns, transfers and delivers to Residual Holdco all of Resources’ right, title and interest in and to the Eclipse Stock in exchange for a 100% membership interest in Residual Holdco, and (b) and Residual Holdco hereby accepts the Eclipse Stock and assumes and undertakes to perform and discharge any and all of the obligations of Resources attributable to the Eclipse Stock.

2.    Disclaimer.

(a)    EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR ANY OTHER DOCUMENT ENTERED INTO IN CONNECTION HEREWITH (EACH, A “TRANSACTION DOCUMENT”), THE PARTIES ACKNOWLEDGE AND AGREE THAT NO PARTY HAS MADE OR DOES MAKE (AND NO PARTY IS RELYING UPON), AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING THE ECLIPSE STOCK, AND EACH PARTY ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE ECLIPSE STOCK AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” BASIS WITH ALL FAULTS. THIS SECTION 2 SHALL SURVIVE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS CONTAINED IN THIS SECTION 2 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF APPLICABLE LAW. ANY COVENANTS IMPLIED BY STATUTE OR LAW BY THE USE OF THE WORDS “CONTRIBUTE,” “CONVEY,” “ASSIGN,” “TRANSFER,” OR “DELIVER” OR ANY OF THEM OR ANY OTHER WORDS USED IN THIS AGREEMENT ARE HEREBY EXPRESSLY DISCLAIMED, WAIVED OR NEGATED.

(c)    Each Party hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

3.    Further Assurances. From and after the Effective Time, and without any further consideration, the Parties shall take all such actions, including executing and delivering all such documents and certificates, as may be deemed necessary or appropriate to evidence the transactions set forth in this Agreement and to carry out the intent and purposes of this Agreement.

4.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5.    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended or shall be deemed to be a third party beneficiary of any of the provisions of this Agreement.

6.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

7.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is, to any extent, held invalid or unenforceable in any respect under applicable law, the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

8.    Amendments. Subject to the provisions of applicable law, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by the Parties.

9.    Integration. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

10.    Headings; References, Interpretation. All headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

11.    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in portable document format (.pdf) shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Time.

TRAVIS PEAK RESOURCES, LLC

By:	TPR Holding Company, LLC,
its sole member

By:	/s/ Christopher N. O’Sullivan
Name:	Christopher N. O’Sullivan
Title:	President and Chief Executive Officer

TPR RESIDUAL ASSETS, LLC

By:	/s/ Bryan Stahl
Name:	Bryan Stahl
Title:	Secretary

Signature Page to Contribution Agreement